CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of MannKind Corporation and the effectiveness of MannKind Corporation's internal control over financial reporting dated February 27, 2009, appearing in the Annual Report on Form 10-K of MannKind Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Los Angeles, California
June 25, 2009